PROXY

                     SOLICITED ON BEHALF OF NOVAMETRIX 13-D SHAREHOLDER GROUP Directors

1.   Election of        three         3. In their discretion, the proxies of
     each    two    directors for     of them is authorized to vote upon such
     3 year term each.                other business as may properly come
     Nominees:  Dr. Vartan            before the meeting, or any adjournments
     Ghugasian    and     Paul Cote   thereof.
            and John Orestis.

     [  ]  For All Nominees        4. Please date and sign exactly as name
     [  ]  Withhold All Nominees      appears hereon.  Each executor,
                                      administrator, trustee, guardian,
     Or withhold Authority to         attorney-in-fact and other fiduciary
     vote for any of the following:   should sign and indicate his or her full
                                      title.  Only one signature is required
     [  ]  Dr. Vartan Ghugasian       in the case of stock ownership in the
     [  ]  Paul Cote                  name of two or more persons.
         [  ]  John Orestis
                                   No. of Shares____________

                                   Shareholder Name and Address

Proposals:

2.   Approval of Shareholder
     Proposal as set out below:    ____________________________  _____________
                                   Signature(s)                  Date

"The Shareholders urge the Board of Directors of the Company to take steps necessary to initiate a program the objective of which is to maximize shareholder values. Such program should require, as a first step, that the directors engage the services of a qualified investment banker to evaluate whether the current market quotations accurately reflect the true value of the company and to propose a course of action based upon its findings. If the proposal is approved by the shareholders and acted upon by the directors, the directors should report the status of the program in the next quarterly report to shareholders or by an equivalent timely communication."

  For [ ]        Against [ ]       Abstain [ ]

     PLEASE DATE AND SIGN THE CARD AND RETURN IT IN THE ENCLOSED ENVELOPE
                          (continued on reverse side)

                                          REVOCABLE PROXY

                                 NOVAMETRIX MEDICAL SYSTEMS, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF NOVAMETRIX 13-D SHAREHOLDER GROUP

     The stockholder of Novametrix Medical Systems, Inc. (Novametrix) named herein hereby appoints RICHARD BOULET and JOHN ORESTIS, or either of them with full power of substitution as proxy to cast all votes which the said stockholder is entitled to cast at the Annual Meeting of the Stockholders of
the Company to be held on October 9, 1996    or a rescheduled date     in
Wallingford, Connecticut, and at any adjournments thereof, upon the matters listed on the reverse side. The said stockholder hereby revokes any proxy or proxies heretofore given.

     When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with your instructions as stockholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the proposal set forth herein. Any proxy given by any stockholder may be revoked by the stockholder prior to its exercise by voting in person at the annual meeting, by giving written notice to the Secretary of Novametrix prior to the annual meeting or by giving a later dated proxy.